Exhibit 10.1
Execution Version
500 El Dorado Blvd., Building 5, Broomfield CO 80021

PERSONAL & CONFIDENTIAL
HAND-DELIVERED

January 28, 2024

MICHELLE POOLE

RE: Transition Plan
Dear Michelle:
As a follow up to your discussion with Andrew, this letter confirms our understanding and the details surrounding your voluntary retirement and transition from Crocs Inc. (the “Company”) on April 1, 2025 (the “Separation Date”).

During this transition period, the Company will provide you with the following:

•Beginning on May 3, 2024, and continuing through the Separation Date, your new job title will be “Special Advisor” and you will receive a base salary of $100,000.00, less applicable withholdings and deductions, on a bi-weekly basis but will not be required to report to work. Rather, you agree to remain available during reasonable hours for limited consultation and assistance to ensure a smooth transition.

•Previously granted equity awards will also continue to vest under the Crocs, Inc. equity plans until the Separation Date, in accordance with the terms of the applicable plans (including the LTIP) and award agreements.

•Your health insurance benefits will continue at their current rates and coverages until the Separation Date, at which time you will be provided the opportunity to continue medical, dental and vision coverage through COBRA, as applicable. You will also remain eligible to participate in your 401(k).

I also want to remind you of our expectations during the transition period and once your employment ends:

•You acknowledge and agree that, after May 3, 2024, you shall not have the authority to act for or on behalf of the Company and agree not to represent to anyone that you possess such authority.

•You will not be entitled to an STIP payment for FY 2024 or 2025 or a new LTIP award for 2024 or 2025.

•You acknowledge and agree that, after May 3, 2024, you will no longer be an executive officer of the Company and waive all Severance and Change in Control entitlements contained in your Promotion Letter dated September 10, 2020. You further agree that nothing herein shall be deemed to constitute a ‘Good Reason’ event under any written agreements with the Company.

Exhibit 10.1
Execution Version
500 El Dorado Blvd., Building 5, Broomfield CO 80021

•You will be bound by the post-employment confidentiality, non-competition and non-solicitation covenants and restrictions contained in your Promotion Letter dated September 10, 2020, once your employment ends.

•You have the ability to serve in a Board capacity with approval from the Company’s Board of Directors.

We plan to announce your transition and departure on January 29 and will work together with you to develop a mutually agreeable Communications plan. Please note this arrangement will be included in the 2024 proxy statement and may be referenced in the Form 8-K.

Please sign where indicated below acknowledging that you have read and understand the letter and return this letter to my attention by no than 5:00 p.m. on Monday, January 29.

I will be available to you throughout your transition period to answer any questions you have. Thank you for your service to Crocs and we wish you the best in your future endeavors!

Sincerely,

Shannon Sisler

Shannon Sisler
EVP & Chief People Officer
Crocs, Inc.

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ACKNLOWEDGED AND AGREED:

/s/ Michelle Poole
Michelle Poole

1/29/2024
Date